Exhibit 10.2

FIRST AMENDMENT TO KEY EMPLOYEE

SEVERANCE AGREEMENT AND GENERAL RELEASE

This First Amendment to Key Employee Severance Agreement and General Release (the “First Amendment”) is made and entered into as of August 21, 2004 to be effective March 1, 2004, by and between DUKE ENERGY CORPORATION (“Duke”), a North Carolina corporation with its principal executive offices in Charlotte, North Carolina, and Richard J. Osborne (the “Employee”).

WITNESSETH:

WHEREAS, Duke and the Employee (the “Parties”) have previously entered into a Key Employee Severance Agreement and Release, dated August 18, 1999 and attached hereto as Exhibit A (the “Agreement”), the terms and conditions of which are reaffirmed in their entirety except as modified by this First Amendment;

WHEREAS, effective January 1, 2004, the Employee was reassigned to new job duties with Duke and its affiliates and experienced a commensurate reduction in his target short-term cash incentive opportunity, and effective March 1, 2004, experienced a commensurate reduction in his base salary;

WHEREAS, the Employee has agreed that, during the period beginning March 1, 2004, and ending on December 31, 2004, he will be afforded the opportunity to evaluate his continued employment with Duke with the commensurate protections detailed in this First Amendment;

WHEREAS, the Parties have agreed that the Agreement will be modified and clarified by this First Amendment to clearly establish the terms and conditions of the Agreement during the Employee’s continued employment with Duke;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in the Agreement and in this First Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. REVISED TERM OF AGREEMENT. The Parties agree to delete the current Paragraph 1 of the Agreement and replace it with the following provision:

1. Term of Agreement. The revised term of this Agreement (the “Agreement Term”) shall commence on March 1, 2004 (the “Revised Commencement Date”) and shall terminate on February 28, 2006, in the event a termination of the Employee’s employment shall not have occurred by such date; provided, however, that such termination date shall be automatically extended for consecutive one-month periods effective on the first day of each month (each, a “Renewal Date”) following the Revised Commencement Date unless either party gives written notice to the other party not less than ten (10) days prior to a Renewal Date of its intention to terminate the Agreement at the end of the then-current Agreement Term. In the event a termination of the

Employee’s employment shall have occurred prior to the expiration of the Agreement Term, this Agreement will continue in force and effect until the satisfaction of all the Parties’ obligations hereunder.

2. ADDITION OF EVALUATION PERIOD. The Parties agree to add the following new sub-Paragraph 2(e) to the Agreement.

(e) Voluntary Termination During Evaluation Period. Effective March 1, 2004, and ending on December 31, 2004, (the “Evaluation Period”) the Employee may choose to voluntarily terminate his employment and such termination of employment will be treated as a “termination by Duke other than for Cause,” to which sub-Paragraph 2(c) of the Agreement applies, subject to the Release of Claims requirement of Paragraph 16 of the Agreement. In order for the Employee to voluntarily terminate his employment under this sub-Paragraph 2(e), the Employee must give written notice of his voluntary termination in accordance with Paragraph 7 of the Agreement before the end of the Evaluation Period. Sub-Paragraph 2(b)(iv) of the Agreement will not apply during the Evaluation Period.

3. REVISED LUMP-SUM SEVERANCE BENEFIT. The Parties agree to delete the current sub-Paragraph 2(c)(iii) of the Agreement and replace it with the following provision:

(iii) a lump-sum payment equal to the greater of:

(A) two (2) times the sum of the Employee’s then-current Base Salary and Target Bonus; or

(B) One Million Eight Hundred Ninety Thousand and No/100 Dollars ($1,890,000) less the dollar amount determined according to the following formula:

X minus Z

where, for the purposes of this sub-Paragraph 2(c)(iii)(B), the values of X and Z are determined as follows:

X =	One Million Eight Hundred Ninety Thousand and No/100 Dollars ($1,890,000)

Y =	The dollar amount equal to two (2) times the sum of the Employee’s then current Base Salary and Target Bonus

Z =	(X minus Y) multiplied by the Applicable Fraction

The Applicable Fraction is determined by reference to the following table:

Date of Termination By Duke Other Than For Cause	Applicable Fraction
March 1, 2004 to February 28, 2005	1/3
March 1, 2005 to February 28, 2006	2/3
March 1, 2006 and beyond	3/3

The amounts referred to in the phrase, “the Employee’s then-current Base Salary and Target Bonus,” will be determined by reference to the Base Salary and Target Bonus in effect on the date of the Employee’s termination from employment.

4. CLARIFICATION OF INTERACTION OF AGREEMENT WITH CHAIRMAN’S AWARD AGREEMENT. The Parties agree to add the following new sub-Paragraph 2(c)(viii) to the Agreement.

(viii) If the sum of the lump-sum payments under sub-Paragraphs 2(c)(iii), 2(c)(iv), and 2(c)(v) of this Agreement is less than the current fair market value of the number of unvested shares of Duke Energy Corporation common stock represented by the August 18, 1999, Chairman’s Award Agreement (“Chairman’s Award Value”), then the Employee will receive a lump-sum payment equal to the Chairman’s Award Value in lieu of the lump-sum payments under sub-Paragraphs 2(c)(iii), 2(c)(iv), and 2(c)(v) of this Agreement. In either event, the Employee will forfeit all rights to the unvested shares of Duke Energy Corporation common stock under the August 18, 1999, Chairman’s Award Agreement. The Chairman’s Award Value shall be determined by multiplying the number of unvested shares represented by the August 18, 1999 Chairman’s Award Agreement times the per share closing price of Duke Energy Corporation common stock on the date the Employee terminates employment. The Parties confirm that the “Restricted Period” will be as provided in Paragraph 3(b) of the Agreement in lieu of the “Restricted Period” established in Section 6 of the August 18, 1999, Chairman’s Award Agreement.

5. REVISED NOTICE PROVISION. The Parties agree to revise Paragraph 7, Notice, by deleting the corporate officer designated by Duke to receive written notice under the Agreement and replace such designation as follows:

Mr. Paul M. Anderson
Chairman of the Board and Chief Executive Officer
(or the then current successor Chief Executive Officer)
Duke Energy Corporation
Post Office Box 1006, EC3XB
Charlotte, North Carolina 28201-1006

cc:	Mr. Christopher C. Rolfe
Vice President, Human Resources
Duke Energy Corporation
Post Office Box 1244, PB04J
Charlotte, North Carolina 28201-1244

6. RELEASE OF CLAIMS AND COVENANT NOT TO SUE. The Parties agree to add the following new Paragraph 17 to the Agreement.

17. 2004 Release of Claims. In consideration of the agreement by Duke to provide the Employee with the rights, payments and benefits under the Agreement and this First Amendment to the Agreement, the Employee hereby agrees as follows:

(a) Release and Covenant. The Employee, of his own free will and on behalf of himself and his dependents, relatives, heirs, executors, administrators, successors and assigns (collectively, and including the Employee, the “Employee Releasors”), voluntarily releases and forever discharges Duke, its subsidiaries, affiliates, their directors, officers, employees, principal stockholders, successors and assigns (both individually and in their official capacities with Duke) (collectively, and including Duke, the “Duke Releasees”) from, and covenants not to sue or proceed against any of the Duke Releasees on the basis of, any and all past or present causes of action, suits, agreements or other claims that arise out of, or relate to, his employment with Duke or any of its affiliates, or the recent change in job duties and compensation related to such employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment, including, but not limited to, any claims related to compensation and that are based on any matter or thing occurring at any time up to the date hereof (collectively, “Released Claims”).

(b) Due Care; Revocation. The Employee acknowledges that he has received a copy of this First Amendment prior to its execution and has been advised hereby of his opportunity to review and consider this First Amendment for 21 days prior to its execution. The Employee further acknowledges that he has been advised that he has the right to consult with an attorney prior to executing this First Amendment. The Employee enters into this First Amendment having freely and knowingly elected, after due consideration, to execute this First Amendment and to fulfill the promises set forth herein. This First Amendment shall be revocable by the Employee during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. The Employee may revoke this First Amendment by delivering a written notice of revocation to Mr. Christopher C. Rolfe at Duke Energy Corporation, 422 South Church Street (PB04J), Charlotte, North Carolina 28202. In the event of such a revocation, the Employee shall not be entitled to the consideration provided for in the Agreement or in this First Amendment.

(c) Nonassignment of Claims. The Employee represents and warrants that he has not assigned or otherwise transferred any interest in any claim which he may have, or may have had, against Duke that would have been released under Paragraph 17(a) of this First Amendment had such assignment or transfer not occurred. The Employee agrees to indemnify Duke against, and hold Duke harmless from, any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any rights or claims under any such assignment or transfer. It is the intention of each of the Parties that this indemnity does not require payment as a condition precedent to recovery by Duke from the Employee under this indemnity.

(d) Reliance by the Employee. The Employee acknowledges that it is his decision to enter into this First Amendment, and that he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Duke, except as set forth in the Agreement or this First Amendment.

(e) Future Claims. This First Amendment does not waive rights and claims that may arise after the date the Employee signs this First Amendment. The rights, payments, and benefits provided to the Employee under the terms of the Agreement or this First Amendment are in addition to any rights and claims to any benefits that the Employee might have under the terms of any Duke employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974) in which he is a participant. The Employee further acknowledges that the terms and conditions of any applicable Duke employee benefit plan may be amended or terminated by Duke, or a Duke affiliate, as the case may be, at any time, provided that the Employee is no less favorably treated than other similarly situated beneficiaries of such plan. Employee understands and acknowledges that any retirement distributions to which he might be entitled in any Duke employee retirement benefit plan shall be made in accordance with the terms of the applicable plan.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of August 21, 2004

DUKE ENERGY CORPORATION (For itself and each of its subsidiaries and affiliates)

/s/ Paul M. Anderson
By:	Paul M. Anderson
Title:	Chairman of the Board and Chief Executive Officer

THE EMPLOYEE

/s/ Richard J. Osborne
Richard J. Osborne